MANAGEMENT SERVICES AGREEMENT

THIS AGREEMENT dated effective as of the 30th day of June, 2005.

BETWEEN:	WALTER P.W. NOTTER, of P.O. Box 157, Muhlebackstrasse 27 Thalwil, Switzerland CH-8800 (hereinafter called the ”Manager”)

OF THE FIRST PART

AND:	RAPA MINING INC., a company incorporated under the laws of the State of Nevada (hereinafter called the “Company”)

OF THE SECOND PART

WHEREAS:

A.	The Manager has business and management expertise;

B.	The Company requires management services and wishes the Manager to provide same to the Company.

NOW THEREFORE THE PARTIES HAVE AGREED and do hereby agree as follows:

1.
The Manager hereby agrees to provide its services and to act as the as a director of, and as the Chief Executive Officer and President of the Company and to carry out management and direction of the business of the Company, including managing and supervising and coordinating the business activities carried out by the Company (the “Management Services”).

2.
In consideration of the Manager providing all the Management Services to the Company, the Company agrees to pay to the Manager a consulting fee in the amount of €5,000.00 (EURO – net – exclusive Tax, VAT, etc.), per month payable on the 1st day of each month (the “Consulting Fee”) from July 1st 2005 until December 31st 2005.

The amount for the time after January 1st 2006 will be negotiated in December 2005. If than no new amount can be agreed, the amount of €5,000.00 will be paid on until the end of the contract or a new amount is agreed.

3.
In addition to the payment of the Consulting Fee, the Company agrees to reimburse the Manager for any properly receipted expenses directly attributable to performing its obligations to the Company pursuant to this Agreement (the “Reimbursable Expenses”).

4.
The Company further agrees that, in addition to the payment of the Consulting Fee and the reimbursement of the Reimbursable Expenses, the Manager will be granted options to purchase 250,000 shares of the Company’s common stock pursuant to the Company’s 2005 Stock Option Plan at an exercise price of $1.05 per share for a period of five (5) years from the date of issuance.

5.
It is agreed that the Management Services to be provided by the Manager to the Company will account for approximately 10% of the Manager’s monthly business time. The Manager will not be restricted from participating in other business activities that do not conflict with his duties and obligations to the Company under this Agreement.

6.
The Manager covenants and agrees with the Company to at all times use his best efforts to advance the interests of the Company and to faithfully, industriously and, to the best of his abilities, perform the Management Services and the Manager further covenants and agrees with the Company that it will no engage in any activities that would bring the Company’s reputation into disrepute.

7.	The Manager represents and warrants to the Company as follows and acknowledges that the Company is relying upon these representations and warranties in entering into this Agreement:

(a) the Manager has the necessary expertise to effectively provide the Management Services;

(b) the Manager is not aware of any fact or matter which would prevent the Manager from carrying out his duties and obligations pursuant to this Agreement;

(c)
No bankruptcy petitions have been filed within the last five years by or against any business of which the Manager was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

(d)
Within the past five years, the Manager has not been convicted in any criminal proceeding or been the subject of any pending criminal proceeding (excluding traffic violations and other minor offenses);

(e)
Within the past five years, the Manager has not been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; and

(f)
Within the past five years, the Manager has not been found by a court of competent jurisdiction (in a civil action) or any securities regulatory body to have violated any federal or state securities or commodities laws.

8.	The Manager acknowledges and agrees with the Company that he will at all times be an independent contractor and shall not at any time be or be deemed to be an employee of the Company.

9.	This Agreement shall be for a term of one (1) year commencing on the date first written above and ending on July 1st 2006 (the “Termination Date”).

10.
Notwithstanding Section 5 of this Agreement, unless the Company provides the Manager or conversely with written notice of its intention not to extend this Agreement at least ninety (90) days prior to the Termination Date, the term of this Agreement shall automatically extend for an additional one (1) year period commencing on the Termination Date, and shall automatically extend for such further one (1) year periods beginning on the anniversary of the Termination Date (the “Anniversary Date”) unless the Company provides the Manager with written notice of its intention not to extend this Agreement at least ninety (90) days prior to the Anniversary Date.

11.	No amendment or termination of this Agreement shall be valid unless it is in writing and executed by both parties.

12.	Time shall be of the essence of this Agreement.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.

/s/ Walter P.W. Notter
Walter P.W. Notter

RAPA MINING INC.
by its authorized signatory

/s/ Walter P.W. Notter
Signature of Authorized Signatory

Walter P.W. Notter